Exhibit 10.3

INTEL CORPORATION
SHELTERED EMPLOYEE RETIREMENT PLAN PLUS
(As Amended and Restated Effective January 1, 2020)

INTEL CORPORATION
SHELTERED EMPLOYEE RETIREMENT PLAN PLUS
(As Amended and Restated Effective January 1, 2020)

SECTION 1. ESTABLISHMENT AND PURPOSE OF THE PLAN.    1
SECTION 2. DEFINITIONS.    2
SECTION 3. ELIGIBILITY AND PARTICIPATION.    6
SECTION 4. EARNINGS DEFERRALS.    7
SECTION 5. INTEL CONTRIBUTIONS.    8
SECTION 6. WITHDRAWAL OF EARNINGS DEFERRALS.    9
SECTION 7. VESTING AND FORFEITURES.    10
SECTION 8. AMOUNT AND DISTRIBUTION OF PLAN BENEFITS.    12
SECTION 9. GENERAL PROVISIONS    15
SECTION 10. INVESTMENT AND ACCOUNTS.    17
SECTION 11. ADMINISTRATION OF THE PLAN.    18
SECTION 12. CLAIMS AND REVIEW PROCEDURES    18
SECTION 13. AMENDMENT OR TERMINATION.    21
SECTION 14. EXECUTION AND EFFECTIVE DATE.    22

Exhibit 10.3
INTEL CORPORATION
SHELTERED EMPLOYEE RETIREMENT PLAN PLUS
(As Amended and Restated Effective January 1, 2020)

SECTION 1. ESTABLISHMENT AND PURPOSE OF THE PLAN.

(a) The Intel Corporation Sheltered Employee Retirement Plan Plus (“SERPLUS”) is intended to enhance the opportunity of Eligible Employees to increase savings for retirement on a tax deferred basis. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees as described in Section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Certain capitalized terms used in the text of this Plan are defined in Section 2; other capitalized terms are defined in the sections to which they apply.

SERPLUS was initially established effective December 1, 1991 to permit certain discretionary employer contributions in excess of the tax limits applicable to the Intel Corporation Profit Sharing Retirement Plan and to permit certain deferrals of earnings in excess of the limit imposed by Section 402(g)(1) of the Code. Effective November 1, 1995, SERPLUS was amended and restated in its entirety to permit deferral of bonuses by a select group of management or highly compensated employees.

Effective July 15, 1996, SERPLUS was amended and restated to create two separate plans: the Bonus Deferral Plan and the Excess Plan, and to account for bonus deferrals separately on the Company’s SERPLUS records and Participants were permitted to make separate distribution elections for the Bonus Deferral Plan and the Excess Plan.

Effective April 1, 2000, SERPLUS was amended and restated in its entirety to combine the accounts of the Bonus Deferral Plan and the Excess Plan under a single SERPLUS Plan, and to make other design and administrative changes.

Effective January 1, 2004, but conditioned upon the receipt of a favorable determination letter from the Internal Revenue Service applicable to the Pension Plan as amended and restated effective January 1, 2004, SERPLUS was amended and restated to provide that the distribution of the SERPLUS account of a participant entitled to receive a supplemental (“QSERP”) benefit from the Pension Plan shall be reduced by the amount of the QSERP benefit payable as a Lump Sum Distribution, as defined in the Pension Plan, together with other conforming changes. Technical amendments were also made to comply with the requirements of Section 409A of the Code and NASDAQ registration requirements.

Effective January 1, 2006, SERPLUS was amended to permit newly hired Eligible Employees to make deferral elections within 30 days of their date of hire; to make SERPLUS salary deferral elections independent of an election under the Intel 401(k) Savings Plan; and

to require that new SERPLUS salary deferral and Employee Bonus deferral elections be made for each Plan Year.

Effective January 1, 2007, SERPLUS was amended to modify the vesting schedule by providing a shorter vesting schedule for those Participants who are Employees on or after December 31, 2007, allow certain active participants to make a new one-time distribution election in 2007 with respect to all Plan accounts for amounts to be distributed on or after January 1, 2008. SERPLUS was further amended to allow Participants to elect to receive lump sum distributions either at termination or in the year following termination and to make other technical changes and clarifications.

Effective January 1, 2008, SERPLUS was amended to allow Participants to elect alternative distribution options for deferrals made on or after January 1, 2008, including In-Service Distributions, change the definition of Eligible Employee to include only those Grade 10-20 or 86-89 (or the equivalent) and the change the definition of Employee Bonus to exclude the Employee Cash Bonus Plan and include Commissions and Intel Capital Bonus Plan for services performed on or after January 1, 2008. SERPLUS was further amended to provide that small Plan Benefits ($5000 or less) and QDRO distributions to Alternative Payees will be paid out as cash lump sum as soon as administratively feasible.

Effective January 1, 2009, SERPLUS was amended to add Grade 85 Employees to the definition of Eligible Employees and to change the eligibility date of New Hires to 14 days after the date of hire.

Effective January 1, 2019, SERPLUS was amended to provide employees greater flexibility with respect to Employee Bonus deferral elections.

Effective January 1, 2020, SERPLUS was amended to provide for the contribution of Company Matching Contributions, revise the terms applicable to the contribution of Discretionary Intel Contributions, and make other technical changes and clarifications.

(b) This amended and restated plan document describes the Plan, a nonqualified deferred compensation plan. This Plan is intended to comply with Section 409A of the Code and shall be administered and construed consistent with Section 409A of the Code.

SECTION 2. DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the meaning defined in the Qualified Plan.

(a) “Accounts” means any of the accounts described in Section 10(a) or any combination of such accounts, as the context may require.

(b) “Affiliate” means any entity (whether corporation, partnership, joint venture or otherwise) an eighty percent (80%) equity interest of which is owned by the Company, by one or more Subsidiaries, or by the Company together with one or more Subsidiaries and which has been designated by the Company as an Affiliate for purposes of this Plan.

(c) “Affiliated Group” means the Company, each Subsidiary and each Affiliate.

(d) “Beneficiary” means the person or persons determined under Section 9(e) of this Plan, who are to receive the Participant’s Plan Benefit in the event of his or her death prior to the complete distribution thereof.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Commission” means compensation paid to an Employee and classified as a commission on the applicable payroll records.

(g) “Company” means Intel Corporation, a Delaware corporation.

(h) “Company Contribution Account” means the account listed in Section 10(a)(3) of this Plan, which is maintained on the books of the Company and which, with respect to each Participant, reflects the accumulated balance of amounts determined pursuant to Section 5 of this Plan and any other contributions that are not Earnings Deferrals, including any gains or losses thereon. The Company Contribution Account was previously known as the Profit Sharing Account.

(i) “Company Matching Contributions” means the amounts contributed by the Company to this Plan on behalf of an Eligible Employee pursuant to Section 5(b).

(k) “Discretionary Intel Contributions” means the profit-sharing contributions made by the Company for Plan Years prior to 2020.

(l) “Earnings” mean Earnings as defined in the Qualified Plan,
(i) determined without regard to the limit imposed by Section 401(a)(17) of the Code,
(ii) plus amounts deferred into an Eligible Employee’s Salary Deferral Account or Employee Bonus Account,
(iii) excluding any compensation for periods in which an individual is not an Eligible Employee, and
(iv) excluding Quarterly Profit Bonus (“QPB”) payments.

(m) “Earnings Deferral(s)” means amounts elected by the Participant to be credited to this Plan on his or her behalf pursuant to Section 4(a).

(n) “Earnings Deferral Account” means the account or accounts described in Sections 10(a)(1) and 10(a)(2) of this Plan.

(o) “Eligible Employee” means any Employee of a Participating Company who is classified by the Company as eligible to participate in this Plan as a member of a select group of management or highly compensated employees. For the 2020 Plan Year, The Company has classified Employees in Grades 10-20, 25-28, 46-49 and 85-90 (or the equivalent grade as classified by the Company) as Eligible Employees. The following Employees shall not be considered to be Eligible Employees:

(1) An Employee whose employment is covered by a collective-bargaining agreement (unless such agreement expressly provides for participation in the Plan);

(2) An Employee who is a nonresident alien with respect to the United States and who derives no earned income from a United States source (unless such Employee has been individually designated as an Eligible Employee by the Company);

(3) Any Employee or group of Employees designated by the Company as ineligible to participate in the Plan; and

(4) Any Employee who is classified as a leased employee within the meaning of Section 414(n) of the Code and who is providing services to any member of the Affiliated Group.

(5) Any person designated in Company records as an independent contractor or other non-Employee classification, without regard to whether the person is or may be a common law employee;

(6) Any Employee designated in Company records as an intern; and

(7) Any Employee who is not on the Company’s US payroll system.

(p) “Employee” means any individual employed by a member of the Affiliated Group as a common-law employee and any individual who is a leased employee within the meaning of Section 414(n) of the Code and who is providing services to any member of the Affiliated Group.

(q) “Employee Bonus” means, for any Plan Year, the bonus earned under the Company’s Annual Performance Bonus Plan (“APB”), the Intel Capital Equity Carried Interest Bonus Program (“ICAP Bonus”), or any successor to such plans or programs, for services performed during such Plan Year. Employee Bonus for a Plan Year also includes Commissions earned for services performed during such Plan Year. Employee Bonus does not include Quarterly Profit Bonus or any other bonus payment not specifically referenced above. Notwithstanding the above, Employee Bonus does not include (1) the APB paid to a Participant for a Plan Year unless the Participant is an Eligible Employee on January 31 of the year in which the APB is paid, or (2) the ICAP Bonus or any Commission paid to a Participant unless the Participant is an Eligible Employee on the date the payment process is initiated, as determined by the Company in its sole discretion. Nothing herein contained shall be deemed to constitute a guaranty that an Employee Bonus will be paid to any or all Participants in any particular Plan Year.

(r) “Employee Bonus Account” means the account listed in Section 10(a)(1) of this Plan which is maintained on the books of the Company and which, with respect to each Participant, reflects the accumulated balance of amounts determined pursuant to Section 4(b)(1) of this Plan, including gains or losses thereon.

(s) “Employment Relationship” means, with respect to an Employee, the period which begins on the date on which the Employee first works for compensation with a member of the Affiliated Group and which ends on the Employee’s Termination Date.

(t) “Excess Earnings” means, for any Plan Year, (A) plus (B) minus (C), where (A) is the Eligible Employee’s Earnings for the Plan Year, (B) is the Eligible Employee’s Quarterly Profit Bonus (“QPB”) payments received during the Plan Year, and (C) is the Eligible Employee’s Earnings under the Qualified Plan for the Plan Year.

(u) “In-Service Distribution” means the pre-Termination Date distribution, pursuant to a properly executed distribution election under Section 8(c) of this plan, of all or a portion of a Participant’s benefits.

(v) “New Hire Eligibility Date” means the earlier of the January 1 or July 1 immediately following the date on which an Employee initially qualifies as an Eligible Employee. At the Company’s sole discretion, the New Hire Eligibility Date for an Employee who initially qualifies as an Eligible Employee shortly before January 1 or July 1 may be delayed for an additional six months. The New Hire Eligibility Date for a rehired Employee shall be January 1 following the date on which the Employee again qualifies as an Eligible Employee, except to the extent the Company determines, in its sole discretion, that a July 1 New Hire Eligibility Date will not trigger a violation of Code Section 409A.

(w) “Participant” means an individual who participates in the Plan pursuant to Section 3.

(x) “Participating Company” means the Company and each member of the Affiliated Group which has been designated as a Participating Company by the Company.

(y) “Permanently and Totally Disabled” means, effective January 1, 2019, a disability that is covered under the Intel Corporation Long Term Disability Plan, provided that the Participant is no longer an Employee on the applicable payroll records.

(z) “Plan” means the Intel Corporation Sheltered Employee Retirement Plan Plus, as amended from time to time.

(aa) “Plan Benefit” means a benefit to which the Participant is entitled under Section 8(a).

(bb) “Plan Year” means the calendar year.

(cc) “Qualified Plan” means the Intel 401(k) Savings Plan.

(dd) “QSERP Offset” means the amount of the supplemental benefit provided under Section 4(a) and Appendix D of the Intel Minimum Pension Plan as amended from time to time, payable as a Lump Sum Distribution as provided in Section 5(a)(v) of such Plan.

(ee) “Salary Deferral Account” means the account listed in Section 10(a)(2) of this Plan which is maintained on the books of the Company and which, with respect to each Participant, reflects the accumulated balance of amounts determined pursuant to Section 4(b)(2) of this Plan, including gains or losses thereon.

(ff) “Separation from Service” has the meaning assigned to such term in Section 409A of the Code and the regulations thereunder.

(gg) “Subsidiary” means any corporation with respect to which the Company, one or more Subsidiaries, or the Company together with one or more Subsidiaries own not less than 80% of the total combined voting power of all classes of stock entitled to vote or not less than 80% of the total value of all shares of all classes of stock.

(hh) “Supplemental Contributions” means the amounts contributed by the Company to this Plan on behalf of an Eligible Employee pursuant to Section 5(a).

(ii) “Termination Date” means the date an Employee has a Separation from Service with the Affiliated Group.

(jj) “Valuation Date” means any business day or such other days as may be determined by the Company.

(kk) “Year of Service” means a Year of Service as determined by the provisions of the Qualified Plan.

SECTION 3. ELIGIBILITY AND PARTICIPATION.

(a) Participation - General. An Eligible Employee shall become eligible to participate in the Plan as of his or her New Hire Eligibility Date.

(b) Participation - Matching Contributions. In the case of contributions made pursuant to Section 5(b) of this Plan, an Eligible Employee shall be eligible to receive a Matching Contribution for a Plan Year only if the Eligible Employee (1) is eligible to receive a “true-up” Match Contribution for such Plan Year under the Qualified Plan (without regard to the requirement that such contribution does not cause the Qualified Plan to fail nondiscrimination testing requirements) and (2) is eligible for, and makes, Earnings Deferrals during the Plan Year.

(c) Participation - Earnings Deferrals. In the case of Earnings Deferrals, an Eligible Employee may participate in the Plan for a Plan Year by filing an election in compliance with the provisions of Section 4. The ability to make any Earnings Deferrals will be suspended for any period in which an Employee is not an Eligible Employee as of the date by which an election under Section 4 must be made.

(d) Participation – Supplemental Contributions. The Company may also allocate Supplemental Contributions to any Eligible Employee following his or her New Hire Eligibility Date.

(e) Termination of Participation. A Participant’s participation in this Plan shall terminate as of the earliest of (i) the date on which such Participant’s entire Plan Benefit has been distributed, (ii) the date of such Participant’s death or (iii) on the Participant’s Termination Date in the event that such Participant’s Termination Date occurs at a time when he or she is not entitled to any Plan Benefit.

SECTION 4. EARNINGS DEFERRALS.

(a) Elections to Participate.

(1) An Eligible Employee may file an election to defer Earnings not later than the June 30 or December 31, as applicable (or such earlier deadline prescribed by the Company) immediately preceding his or her New Hire Eligibility Date. Such election shall be applicable only to Earnings for services performed after the New Hire Eligibility Date. For all subsequent years, an Eligible Employee may make an election to defer Earnings for services performed during a Plan Year at such time and in such manner as the Company may establish, provided that the time for filing an election shall not be later than December 31 of the year preceding such Plan Year.

(2) An election made pursuant to this section 4(a) shall be effective only with respect to the Plan Year for which it is made.

(b) Earnings Deferrals. A Participant who has elected participation under paragraph (a) of this Section 4 may make two separate elections with respect to the deferral of Earnings.

(1) Bonus Deferrals. A Participant may elect to defer 1%-75% of his or her Employee Bonus in increments of 1%.

(2) Salary Deferrals. Other than for amounts eligible for deferral under (b)(1) above, a Participant may elect to have his or her Earnings reduced and the corresponding Earnings Deferrals credited to this Plan on his or her behalf in an amount equal to the percentage of his or her Earnings which such Participant has elected to defer under this Plan. The percentage that the Participant elects to defer under this Plan may not exceed the maximum percentage established by the Company for the applicable Plan Year. If a Participant’s Earnings for a Plan Year include state-mandated short-term disability benefits, the Participant’s Earnings Deferrals for the Plan Year under this paragraph (b)(2) may not exceed (a) minus (b), where (a) is the total Earnings otherwise eligible for deferral under this paragraph and (b) is the portion of such Earnings that consists of state-mandated short-term disability benefits.

(c) Selection and Change of Rate by Participant. The designation of deferral rate(s) under this Section 4 shall be made pursuant to procedures prescribed by the Company. No Participant shall be permitted to increase or decrease the rate of deferral or stop the deferral during or after the Plan Year to which the election relates.

(d) Other Methods. The Company reserves the right to select other procedures for determining Earnings Deferral rates pursuant to this Section 4, provided that such other procedures are communicated to affected Participants, are uniformly applied and do not cause the Plan or the Qualified Plan to violate any tax rules governing deferral elections including, but not limited to, Section 409A of the Code.

(e) Manner of Credit. Earnings Deferrals shall be made through payroll deductions from the Participant’s Earnings. An amount equal to the Participant’s payroll deduction shall be credited to the Earnings Deferral Account maintained by the Company with respect to the Participant.

(f) Effect of Election. A Participant’s election to commence Earnings Deferrals shall constitute an election (for federal tax purposes, and wherever permitted for state, local and foreign tax purposes) to have his or her taxable compensation reduced by the amount of all Earnings Deferrals. A Participant’s Earnings Deferrals shall be credited to his or her Salary Deferral Account and or Employee Bonus Account, as appropriate.

SECTION 5. INTEL CONTRIBUTIONS.

(a) Supplemental Contributions. In its sole discretion, the Company may make Supplemental Contributions in any amount to the Company Contribution Account of any Eligible Employee. The Company shall designate the Eligible Employees, if any, who are entitled to share in any Supplemental Contributions.

(b) Matching Contributions. For each Plan Year beginning with the 2020 Plan Year, the Company shall make Matching Contributions under this Plan in the amount determined under Section 5(b)(1) below.

(1) Matching Formula. An Eligible Employee’s Matching Contribution for each Plan Year shall equal five percent of the Eligible Employee’s Excess Earnings for the Plan Year; provided that an Eligible Employee’s Matching Contribution for a Plan Year shall not exceed the Earnings Deferrals credited to the Eligible Employee with respect to Earnings paid during such Plan Year (in the case of Matching Contributions for the 2020 Plan Year, two times the Earnings Deferrals credited to the Eligible Employee with respect to Earnings paid during the Plan Year).

(2) Crediting of Matching Contributions. The Matching Contribution under this Section 5(b) for any Plan Year shall be credited to the Participant’s Company Contribution Account as soon as reasonably practicable after the end of the Plan Year for which the Matching Contribution is made.

(c) Limitation for Executive Officers. Notwithstanding any other provision of this Section 5, the allocation which would otherwise be made for a Participant who is an executive officer of the Company whose compensation is required to be reported to the Company’s stockholders pursuant to the Securities Exchange Act of 1934 may be reduced or eliminated in the sole discretion of the Compensation Committee of the Company’s Board of Directors.

SECTION 6. WITHDRAWAL OF EARNINGS DEFERRALS.

(a) Withdrawals Limited to Financial Hardship. A Participant who incurs a Financial Hardship (as defined in subsection (b) below) may request a withdrawal from his or her Earnings Deferral Account up to the amount necessary to satisfy the Financial Hardship, including amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the withdrawal. Such withdrawal shall be requested in the manner prescribed by the Company.

(b) Financial Hardship Defined. A “Financial Hardship” will be considered to exist in the case of an unforeseeable emergency resulting from one or more of the following events, as determined in the sole discretion of the Company:

(1) A sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant;

(2) A loss of the Participant’s property due to casualty; or

(3) Other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(c) Limit on Amount of Hardship. The circumstances which constitute a Financial Hardship under Section 6(b) will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(1) Through reimbursement or compensation by insurance or otherwise; or

(2) By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe Financial Hardship.

(d) Payment of Withdrawals. Any withdrawal pursuant to this Section 6 shall be paid within 90 days (or such additional period as is reasonably required) after the Valuation Date next following the Company’s receipt and approval of the withdrawal request.

(e) Limitation on Withdrawals.

(1) No Participant shall make more than one withdrawal pursuant to this Section 6 during any 12-month period unless approved by the Company in its sole discretion.

(2) No earnings which may have been credited to the Earnings Deferral Account due to investment allocations made pursuant to Section 10 of this Plan shall be eligible for withdrawal under this Section.

(3) No withdrawal shall exceed an amount equal to the difference between the total values of all of the Participant’s Accounts minus the value of the QSERP Offset, measured as of the date of the withdrawal.

SECTION 7. VESTING AND FORFEITURES.

(a) Vesting in Earnings Deferral Account. A Participant shall always have a 100% vested interest in his or her Earnings Deferral Account, and the portion of his or her Company Contribution Account that is attributable to Company Matching Contributions and Supplemental Contributions, including related earnings.

(b) Vesting in Company Contribution Accounts. A Participant’s entire interest in the portion of his or her Company Contribution Account that is not described in subsection (a) shall become 100% vested when the earliest of the following occurs:

(1) Attainment of Age 60. Such Participant is an Employee after he or she has attained age 60;

(2) Death. Such Participant dies while an Employee; or

(3) Permanently and Totally Disabled. Such Participant is Permanently and Totally Disabled.

(c) Deferred Vesting in Company Contribution Accounts.

(1)    A Participant who is not otherwise 100% vested in his or her Company Contribution Account pursuant to Section 7(b) shall become vested (if at all) under this Section (7)(c).

(2)    The percentage of a Participant’s Company Contribution Account vested under this subparagraph shall be determined under the applicable vesting schedule set forth in (1) or (2) below, as applicable.

(A)    The vesting schedule for each Participant who is an Employee on or after December 31, 2007 shall be as follows:

Completed Years Of Service	Nonforfeitable Percentage
Less than 2	0 (Percent)
2 but less than 3	20 (Percent)
3 but less than 4	40 (Percent)
4 but less than 5	60 (Percent)
5 but less than 6	80 (Percent)
6 or more	100 (Percent)

(B).    The vesting schedule for each Participant who is not described in (A) above shall be as follows:

Completed Years Of Service	Nonforfeitable Percentage
Less than 3	0 (Percent)
3 but less than 4	20 (Percent)
4 but less than 5	40 (Percent)
5 but less than 6	60 (Percent)
6 but less than 7	80 (Percent)
7 or more	100 (Percent)

(d) Vesting Rules.
(1) If a Participant’s Termination Date occurs before he or she is 100% vested, amounts which are not vested shall be forfeited to the Company and shall be deleted from the Company Contribution Account. If a Participant is reemployed after forfeiting amounts in the Company Contribution Account balances, the forfeited amount shall not be reinstated.

(2) Re-employment. If a Participant is reemployed by the Company before incurring a “permanent service break” as that term is described in the Qualified Plan, the service before the break shall count for purposes of determining “Years of Service” under this Section for purposes of vesting in contributions made to the Company Contribution Account for periods following reemployment. If a Participant is reemployed by the Company after his or her Termination Date, the Company will continue to pay out those Plan Benefits under the Participant’s original Distribution election.

(3) Job Elimination. If a Participant is the subject of a Job Elimination (as defined in the Qualified Plan) which results in termination of employment as an Employee, and such Participant becomes fully vested in his or her Accounts under the Qualified Plan, then such Participant shall become fully vested in his or her Company Contribution Account under this Plan. If a Participant whose Account becomes fully vested as a result of this paragraph is subsequently rehired, such Participant’s vested percentage in future contributions shall be determined without regard to the effect of any prior Job Elimination.

SECTION 8. AMOUNT AND DISTRIBUTION OF PLAN BENEFITS.

(a) Amount of Plan Benefits. A Participant’s Plan Benefit shall consist of the value of such Participant’s Accounts, to the extent vested, minus the value of the QSERP Offset. The value of the Participant’s Plan Benefit (including the value of the QSERP Offset) shall be determined as of a Valuation Date, selected by the Company based on administrative considerations that precedes the Participant’s benefit commencement date.

(b) Form and Time of Distribution: General Rule. Unless the Participant has elected a distribution under Section 8(c) pursuant to procedures prescribed by the Company, the distribution of the Participant’s Accounts shall be made as follows:

(1) The portion of a Participant’s Accounts that is attributable to contributions made for periods before January 1, 2020 shall be paid in a cash lump sum as soon as reasonably practicable after the Participant’s Termination Date.

(2) The portion of a Participant’s Account that is attributable to contributions made for periods on and after January 1, 2020 shall be paid in a cash lump sum in March (or as soon as reasonably practicable thereafter) of the Plan Year immediately following the Plan Year in which the Participant’s Termination Date occurs.

(c) Alternative Distribution Options. A Participant shall select alternative distribution options in this subsection in a manner acceptable to the Company, and no later than the applicable deadline for Earnings Deferral elections. Effective from April 1, 2000, each new Eligible Employee may irrevocably select one distribution option covering all plan accounts. From July 15, 1996 to April 1, 2000, all Eligible Employees may irrevocably select two distributions options: one governing amounts deferred into an Employee Bonus Account (i.e., amounts deferred under Section 4(a)(1)) and a second option governing amounts deferred into a Salary Deferral Account or allocated to a Company Contribution Account (i.e., amounts deferred under Section 4(a)(2) and Section 5).

Participants who have made distribution elections prior to July 15, 1996 had the option to make a new distribution election with respect to amounts deferred into an Employee Bonus Account by submitting a new election form to the Company no later than September 30, 1996. Any such new election superseded prior elections but would not take effect prior to January 1, 1998. Until January 1, 1998, the prior election would remain in effect. Distribution elections which were made prior to July 15, 1996 shall continue in effect with respect to all amounts in Salary Deferral Accounts or Company Contribution Accounts and may not be amended or rescinded as a result of this amendment of the Plan.

Participants who were active employees as of August 31, 2007 had the option to make a new one-time distribution election from among the available options with respect to all Plan accounts by submitting a new election form to the Company no later than August 31, 2007. Any such new election supersedes prior elections, is irrevocable as to pre-2008 accounts and will take effect as of August 31, 2007 for amounts to be distributed on or after January 1, 2008. In the event a Participant makes such election and terminates employment prior to January 1, 2008, the new election will be effective provided that it does not violate Section 409A of the Code, as determined in the Company’s sole discretion.

A Participant may make separate distribution elections for amounts credited to the Participant’s Earnings Deferral Account and Company Contribution Account for the Plan Year, including related earnings, and may make separate distribution elections for any subsequent Plan Year. Under each of the alternative distribution options, any amount which remains undistributed to such Participant shall continue to be credited with investment gains and losses in accordance with the investment allocations determined under this Plan until the Valuation Date which precedes payment of such amounts. Payments shall be made in March of each year to which payment has been deferred, or as soon as reasonably practicable thereafter. The Company, in its sole discretion, may also accelerate the date payments would otherwise be made, provided that the acceleration does not violate Section 409A of the Code:

(1) Lump Sum Deferral. A Participant may elect to receive his or her Plan Benefit as a cash lump sum either (A) as soon as reasonably practicable following the Participant’s Termination Date (notwithstanding the March payment date that applies to other payment elections) or (B) in the year following the year in which the Participant’s Termination Date occurs.

(2) Installment Distribution (5 or 10 Years). A Participant may elect a distribution of his or her Plan Benefit in annual cash installments over either a five-year or a ten-year period commencing in the year following the year in which such Participant’s Termination Date occurs. Account balances, adjusted for applicable investment gains and losses, shall be divided by the number of years remaining under the election to determine the amount of each annual installment.

(3) In-Service Distribution Election Option: A Participant may choose to receive an In-Service Distribution of the benefits in his or her Accounts by electing among the lump sum and installment forms of payment described in Section 8(c)(1) and (c)(2), with payments beginning in March of the Plan Year for which the Participant elects to begin payment (the “In-Service Distribution Date”), instead of the Plan Year following his or her Termination Date. The distribution date must be at least three calendar years after the beginning of the Plan Year in which the services that generated the Earnings were performed. A QSERP Offset valuation will be determined as of the date of an In-Service Distribution. For purposes of this paragraph 8(c)(3) only, the QSERP Offset shall first be applied to the portion of the Participant’s Account that is not eligible for In-Service Distributions, and then to the portion of the Participant’s Account that is eligible for In-Service Distributions. The In-Service Distribution shall not exceed the amount remaining in the latter category after the QSERP Offset has been taken into account pursuant to this calculation.

(A) Limitations on In-Service Distribution Elections. In-Service Distribution elections are available only for deferrals made on or after January 1, 2008. Additionally, In-Service Distribution elections are not available for benefits in the Company Contribution Account that are attributable to contributions made for periods before January 1, 2020. For elections made with respect to contributions for periods before January 1, 2020, if a Participant’s Termination Date precedes the In-Service Distribution Date (taking into account any re-deferral pursuant to Section 8(c)(3)(B)) and the Participant elected annual installments, the distribution will begin in the Plan Year that follows the Participant’s Termination Date and not on the later In-Service Distribution Date; if a Participant’s Termination Date precedes the In-Service Distribution Date (taking into account any re-deferral pursuant to Section 8(c)(3)(B)) and the Participant elected a lump sum payment, the lump sum will be paid out as soon as reasonably practicable after the Participant’s Termination Date and not on the later In-Service Distribution Date. The previous two sentences shall not apply to In-Service Distribution elections made with respect to contributions for periods on or after January 1, 2020.

(B) Re-deferral of In-Service Distribution Elections: While still Employees, Participants may elect to further defer the date (but not change the method) of In-Service Distributions provided that (i) the new election is made at least twelve (12) months before the first distribution was originally due and (ii) the distribution is re-deferred for at least five (5) years beyond the original distribution date.

(4) Delayed Payments to Specified Employees. Notwithstanding any other provision in this Section, if a Participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and a payment is triggered by the Participant’s Termination Date, the initial payment shall be made in accordance with the following rules:

(A) If the initial payment is scheduled to be made in March of the year following the year of the Participant’s Termination Date and the Termination Date is on or before September 1, the initial payment shall be made as scheduled.

(B) If the initial payment is scheduled to be made in March of the year following the year of the Participant’s Termination Date and the Termination Date is after September 1, the initial payment shall be delayed by one year.

(C) If the initial payment is scheduled to be made as soon as reasonably practicable following the Participant’s Termination Date, the initial payment shall be made on the first day of the month following the six-month anniversary of the Termination Date.

Any subsequent installment payments shall be made in each ensuing Plan Year.

(5) QDRO: Amounts due to an Alternative Payee pursuant to a QDRO (as described in Section 9(j) of this Plan) will be distributed as a cash lump sum as soon as administratively feasible following the qualification of the QDRO and segregation of the Alternate Payee’s award, pursuant to the administrative procedures established for the Plan. No alternative distribution elections are available.

(5) Small Benefits Rule: In the event that the Participant’s Plan Benefit is $5,000 or less, then the distribution of the Participant’s Plan Benefit shall be made in a cash lump sum as soon as reasonably practicable after the Participant’s Termination date, regardless of outstanding elections.

SECTION 9. GENERAL PROVISIONS.

(a) Participant’s Rights Unsecured. The right of a Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. Notwithstanding the previous sentence, the Company reserves the right to establish a grantor trust, the assets of which shall remain subject to claims of creditors of the Company, to which Company assets may be invested to fund some or all of the liabilities represented by this Plan. This Plan shall not be construed to require the Company to fund any of the benefits payable under this Plan.

(b) No Guarantee of Benefits. Nothing contained in this Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

(c) No Right to Employment. The establishment of this Plan, the granting of benefits and any action of any member of the Affiliated Group or any other person shall not be held or construed to confer upon any person any right to be continued as an Employee, or, upon dismissal, to confer any right or interest in this Plan other than as provided herein. No provision of this Plan shall restrict the right of any member of the Affiliated Group to discharge any Employee at any time and for any reason.

(d) No Guarantee of Investment Earnings. In determining investment yields by reference to corresponding funds in the Qualified Plan, Intel does not endorse any of the investment funds and does not guarantee that Participants will receive a positive return on the investment of SERPLUS Accounts by measuring performance in such manner.

(e) Beneficiary. A Participant’s Beneficiary or Beneficiaries under this Plan shall be as specified by the Participant on an approved beneficiary designation form which applies to the SERPLUS Plan, or if there is no such form, as specified in the most recent generic beneficiary form executed prior to January 1, 2001 and which applies to the Intel Corporation Profit Sharing Plan and the Intel Corporation 401(k) Savings Plan. If the Company has no record of a Beneficiary having been named or if the named Beneficiary is not living when payment is to be made, then (i) the spouse of the deceased Participant shall be the Beneficiary or (ii) if the Participant has no spouse living at the time of death, then the living children of the deceased Participant shall be the Beneficiaries in equal shares; if the Participant has neither spouse nor children living at the time of death, then the estate of the Participant shall be the default Beneficiary. A Beneficiary shall continue to receive payment in installments under Section 8(c)(2) of this Plan unless the Company, in its sole discretion, decides that any remaining balance be paid in a cash lump sum.

(f) Incapacity. If in the Company’s opinion, a Participant or Beneficiary for any reason is unable to handle properly any property distributable to him or her under the Plan, then the Company may make such arrangements which it determines to be beneficial to such Participant or Beneficiary for the distribution of such property, including (without limitation) the distribution of such property to the guardian, conservator, spouse or dependent(s) of such Participant or Beneficiary.

(g) Effect of Subsequent Changes in the Plan. All benefits to which any Participant or Beneficiary may be entitled hereunder shall be determined under the Plan as in effect when the Participant’s employment in the Affiliated Group terminates and shall not be affected by any subsequent changes in the Plan, unless the Participant is reemployed, in which case his or her benefit shall be based on the provisions of the Plan as in effect on the date his or her employment in the Affiliated Group terminates following reemployment.

(h) Governing Law. This Plan shall be construed under the laws of the State of California, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

(i) Nonalienation of Benefits. No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated or otherwise disposed of, and any attempt to do so shall be void except to a Beneficiary selected in accordance with this Plan or in the case of a QDRO as provided under this Plan. No such benefit shall, prior to receipt thereof by an Employee be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Employee.

(j) QDRO. The right to payment under this Plan may be assigned to an Alternate Payee (defined below) pursuant to a QDRO (defined below). If the right to payment is assigned to an Alternate Payee pursuant to a QDRO, the Alternate Payee generally has the same rights as the Participant under the terms of the Plan, except that an Alternate Payee may not transfer the right to payment. No right to payment under this Section 9(j) shall apply to any amount in excess of the difference between the value of the QSERP Offset and the total value of all of the Participant’s Accounts measured as of the effective date of the QDRO. For purposes of this Section 9(j), the word “QDRO” means a court order (1) that recognizes the right of a spouse or former spouse (an “Alternate Payee”) of an individual who has amounts deferred under this Plan to an interest in such deferral relating to marital property rights and (2) that the Company determines to be a “qualified domestic relations order,” as that term is defined in section 414(p) of the Code, but for the fact that the Plan is not a plan described in section 3(3) of ERISA.

SECTION 10. INVESTMENT AND ACCOUNTS.

(a) Accounts. The following accounts (collectively, the “Accounts”), more fully defined in Section 2, shall be maintained for each Participant:

(1) Employee Bonus Account; and

(2) Salary Deferral Account; and

(3) Company Contribution Account.

For certain purposes of this Plan, the Employees Bonus Account and Salary Deferral Account are described collectively as the “Earnings Deferral Account.” Each Account may contain one or more subaccounts to reflect amounts attributable to different Plan Years, different types of Company Contributions, or any other differences.

(b) Investment Choices. A Participant’s Account(s) shall be considered to have been invested in accordance with the Participant directions given for investment among hypothetical investment alternatives designated for this Plan, and shall be credited with hypothetical investment gains or losses which such Account would yield if it were invested in accordance with such directions.

(c) No Requirement of Actual Investment. The Company shall be under no obligation to actually invest in funds comparable to those available for investment of

Qualified Plan assets. The references to accounts in such plans are for purposes of measuring earnings only.

(d) Changes in Hypothetical Earnings Method. The Company retains the right to change the method for determining hypothetical earnings and account values at any time without prior notice to Participants.

SECTION 11. ADMINISTRATION OF THE PLAN.

(a) Administration by the Company. The Company shall be responsible for the general operation and administration of this Plan and for carrying out the provisions thereof. The Company shall make such rules, regulations and computations and shall take such other actions to administer the Plan as it may deem appropriate. The Company shall have sole discretion to interpret the terms of the Plan and to determine eligibility for benefits pursuant to the objective criteria set forth in the Plan. The Company's rules, regulations, interpretations, computations and actions shall be conclusive and binding on all persons.

(b) General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration and procedures for filing claims shall also be applicable with respect to this Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan.

SECTION 12. CLAIMS AND REVIEW PROCEDURES

(a)    Claims for Benefits

(1) Except as otherwise required under ERISA, no Plan Benefit will be paid to or on behalf of a Participant under the Plan until the Participant (or the Participant's Beneficiary, as appropriate) has filed a claim for benefits with the Company which contains all information which the Company may need to determine the amount of any payment due hereunder.

(2) If a properly completed claim for benefits has not been filed at least 90 days before the date payment of the Plan Benefit is to be made, the payment of such Plan Benefit may be delayed for administrative reasons.

(3) All claims for benefits under the Plan must be made in the manner prescribed by the Company and must be signed by the Participant or his or her Beneficiary, as appropriate. All claims for (or inquiries concerning) benefits under the Plan shall be submitted pursuant to procedures specified by the Company, but a Participant who has not received notice of such procedures may request information concerning such procedures by making inquiry addressed as follows: "Intel Corporation, Plan Administrator, 2200 Mission College Boulevard, Santa Clara, CA 95052."

(b)    Denial of Claims     In the event any claim for benefits or application for a withdrawal is denied, in whole or in part, the Company shall notify the claimant of such denial and shall advise the claimant of his or her right to appeal the denial. Such notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for the denial, specific references to the Plan provisions on which the denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan's Review Procedure. Such notice shall be given to the claimant within 90 days after the Company receives his or her claim, unless special circumstances require additional time for processing. If additional time for processing is required, notice shall be furnished to the claimant prior to the termination of the initial 90‑day period. Such notice shall indicate the special circumstances requiring the extension of time and the date by which the Company expects to render its decision on the claim. If a claimant has not received notice that additional time is required for processing his or her claim within 90 days of the date it is received by the Company, the claim shall be deemed to have been denied and the claimant shall be permitted to appeal such denial in accordance with the Review Procedure described herein. If a claimant receives proper and timely notice that additional time is required for processing his or her claim, but does not receive notice of the Company's decision with respect to the claim within 180 days after the date the claim is received by the Company, the claim shall be deemed to have been denied and the claimant shall be permitted to appeal such denial in accordance with the Review Procedure described herein.

(c)    Review Procedure.

(1) Appointment of Review Panel.     The Company shall appoint a Review Panel which shall consist of three or more individuals who may (but need not) be employees of the Company. The Review Panel shall have authority to act with respect to appeals from denials of claims for benefits under the Plan.

(2) Right To Appeal     Any person whose claim for benefits or application for a withdrawal is denied (or deemed denied), in whole or in part, or such person's authorized representative, may appeal from the denial by submitting a request for review of the claim to the Review Panel within 60 days after receiving notice of the denial from the Company (or, in the case of a deemed denial, within 60 days after the date the claim is deemed denied). The Company shall give the claimant (or the claimant's representative) an opportunity to review pertinent documents in preparing a request for review.

(3) Form of Request for Review     A request for review must be made in the manner prescribed by the Company and shall be addressed as follows: "Review Panel under SERPLUS, 1900 Prairie City Rd., FM1-118, Folsom, CA 95630." A request for review shall set forth all of the grounds upon which it is based, all facts in support thereof and any other matters which the claimant deems pertinent. The

Review Panel may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(4) Time for Review Panel Action     The Review Panel shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require additional time for review. If additional time for review is required, notice shall be furnished to the claimant prior to the end of the initial 60‑day period, indicating the date by which the Review Panel expects to render its decision on his or her request for review. In no event shall the decision of the Review Panel be rendered more than 120 days after it receives a claimant's request for review.

(5) Review Panel Decision     Within the time prescribed by (4) above, the Review Panel shall give notice of its decision to the claimant and the Company. In the event the Review Panel confirms the denial of the claim for benefits or the application for a withdrawal, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial and specific references to the Plan provisions on which the decision was based. In the event that the Review Panel determines that the claim for benefits or the application for a withdrawal should not have been denied, in whole or in part, the Company shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Review Panel's decision. If a claimant has not received notice that additional time is required for review within 60 days of the date his or her request for review is received by the Review Panel, the claim shall be deemed to have been denied on review. If a claimant receives proper and timely notice that additional time is required for review, but does not receive notice of the Review Panel's decision with respect to his or her claim within 120 days after the date the Review Panel receives the request for review, the claim shall be deemed to have been denied on review.

(6) Rules and Procedures     The Review Panel shall establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 12. The Review Panel may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at his or her own expense.

(7) Exhaustion of Remedies     No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant: (i) has submitted a claim for benefits or application for a withdrawal in accordance with Section 12(a); (ii) has been notified that the claim or application is denied (or the claim or application is deemed denied as provided in Section 12(b); (iii) has filed a request for a review of the claim or application in accordance with Section 12(c); and (iv) has been notified that the Review Panel has affirmed the denial of the claim or application (or the claim or application is deemed to have been denied on review as provided in Section 12(c)).

SECTION 13. AMENDMENT OR TERMINATION.

(a) Amendment or Termination. The Company reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Such determination may be reflected either by consent of the Company’s Board of Directors or by action of any individual or committee duly authorized by the Board of Directors to act on its behalf. Amendments to the Plan that do not significantly increase the Plan’s cost to the Participating Companies, or significantly change its design, or are required to comply with applicable law may be adopted without the approval of the Board of Directors by the Management Retirement Administrative Committee.

(b) Effect of Amendment or Termination. No amendment or termination of this Plan shall directly or indirectly reduce the balance of any Participant’s Accounts held hereunder as of the effective date of such amendment or termination. Upon termination of this Plan, distribution of amounts in Participant Accounts shall be made to the Participant in the manner prescribed in Section 8(b) of this Plan and within the time periods prescribed in Code Section 409A and authoritative guidance thereunder, without regard to whether the Participant has a Termination Date and without regard to any alternative distribution options under Section 8(c) of this Plan.

SECTION 14. EXECUTION AND EFFECTIVE DATE.

To record the adoption of the Plan to read as set forth herein, the Management Retirement Administrative Committee has hereby amended and restated this Plan in its entirety, effective January 1, 2020.

INTEL CORPORATION

By:

/s/Havilah Gebhart
Havilah Gebhart
Secretary, Management Retirement Plans Administrative Committee

Date:

December 31, 2019